Execution Copy

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made the 4th day of June, 1997, between SASSCO FASHIONS, LTD., a Delaware corporation, with its principal office at 77 Metro Way, Secaucus, NJ (the "Corporation"), and ARTHUR S. LEVINE, residing at 97 Hoagsland Lane, Old Brookville, N.Y. 11545 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is the chief executive officer of the Sassco Division of The Leslie Fay Companies, Inc. (the "Division"), the predecessor to the Corporation; and

         WHEREAS, the Corporation desires to secure the continued services of the Executive, and the Executive desires to continue to furnish services to the Corporation, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

         1. Employment. The Corporation shall employ the Executive, and the Executive shall serve the Corporation, upon the terms and conditions hereinafter set forth.

         2. Term. Subject to the terms and conditions hereinafter set forth, the term of the Executive's employment hereunder shall commence on June 4, 1997 (the "Effective Date") and shall continue until the fifth anniversary of the Effective Date, unless earlier terminated pursuant to the Sections 7, 8 or 9 (the "Term").

         3. Duties and Extent of Services.

                   (a) Chief Executive  Officer.  During the Term, the Executive
shall serve as Chief Executive Officer of the Corporation faithfully and to the best of his ability, and shall devote substantially all of his business time, energy and skill to such employment, it being understood and agreed that the Executive may serve on the boards of directors or equivalent governing bodies of other business corporations or other business organizations, provided that (i) such other corporations or other organizations are not in direct competition with the Corporation and/or its subsidiaries and (ii) such service does not materially interfere with the performance by the Executive of his duties hereunder. The Executive shall be invested with the duties and authority that are customarily delegated to a chief executive officer of a corporation, and shall report to and be subject to the direction of the Board of Directors of the Corporation, it being understood that the day-to-day operations of the Corporation shall be within the purview of the Executive as Chief Executive Officer of the Corporation, to the maximum extent consistent with the standards for comparable public companies in the Corporation's industry. The Executive shall also perform such specific duties and

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services  of a  senior  executive  nature  as  the  Board  of  Directors  of the
Corporation shall request, including, without limitation, serving as a senior officer and/or director of any of the Corporation's subsidiaries.

                   (b) Board Membership. Although it is understood that the right to elect directors of the Corporation is by law vested in the stockholders of the Corporation, it is nevertheless mutually contemplated that the Board of Directors of the Corporation (the "Board") shall consist of seven persons, and that during the Term (i) the stockholders of the Corporation will elect the Executive and a designee of the Executive to the Board, (ii) the executive shall serve as Chairman of the Board and of the Executive Committee of the Board (if any) and (iii) the Executive shall have the right to designate one observer to the Board, which observer shall be entitled to receive notice of, and attend meetings of, the Board, but shall not have the right to vote at such meetings.

         4. Base Salary. During the Term, the Corporation shall pay the Executive a base salary ("Base Salary") of Two Million United States Dollars (U.S. $2,000,000) per annum, or such higher amount as the Board may from time to time determine, payable in equal weekly installments.

         5.   Incentive Compensation.

                   (a) 1998 Fiscal Year. If the Corporation's EBITDA (as hereinafter defined) for the fiscal year ended closest to December 31, 1998 (the "1998 Fiscal Year") is at least (i) Thirty-Three Million Eight Hundred Thousand United States Dollars (U.S. $33,800,000) minus (ii) to the extent that the same reduces EBITDA, the aggregate compensation expense charged to 1998 Fiscal Year earnings for (A) fees and expenses paid to nonmanagement members of the Board and (B) the grant or exercise of stock options issued to management of the Corporation or to nonmanagement members of the Board (the "1998 EBITDA Target"), the Corporation shall pay a bonus to the Executive no later that 120 days after the end of the 1998 Fiscal Year, in an amount equal to the sum of (x) Five Hundred Thousand United States Dollars (U.S. $500,000) plus (y) 50% of the Corporation's EBITDA for such fiscal year in excess of the 1998 EBITDA Target, provided that (aa) in no event shall such bonus exceed One Million Five Hundred Thousand United States Dollars (U.S. $1,500,000) and (bb) in the event that the Corporation's EBITDA for the 1998 Fiscal Year is less than the 1998 EBITDA Target plus Two Million Five Hundred Thousand United States Dollars (U.S. $2,500,000), the Corporation shall defer payment of Five Hundred Thousand United States Dollars (U.S. $500,000) of such bonus and pay the same to the Executive no later than 120 days after the end of the first fiscal year following the 1998 Fiscal Year in which the Corporation's EBITDA is at least equal to the 1998 EBITDA Target plus Two Million Five Hundred Thousand United States Dollars (U.S. $2,500,000).

                   (b) 1999 Fiscal Year and thereafter. If the Corporation's EBITDA exceeds 85% (the "Minimum Percentage") of the Corporation's Budgeted EBITDA (as hereinafter defined) for any fiscal year (after the 1998 Fiscal Year) during the Term, the Corporation shall pay a bonus to the Executive no later than 120 days after the end of such fiscal year, in an amount equal to One Hundred Thousand United States Dollars (U.S. $100,000) or portion thereof for each percentage point or portion thereof of such Budgeted EBITDA by which such EBITDA exceeds the Minimum



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Percentage,  provided  that in no event shall such bonus exceed One Million Five
Hundred Thousand United States Dollars (U.S. $1,500,000).

                   (c) Certain Definitions. "EBITDA" means, for any fiscal year of the Corporation, the consolidated earnings before interest, taxes, depreciation and amortization of the Corporation and its subsidiaries, as determined pursuant to generally accepted accounting principles in effect in the United States of America from time to time.

         "Budgeted EBITDA" for any fiscal year shall be the single EBITDA target for such fiscal year contained in the operating budget established by the Board in good faith for the Corporation as a whole; provided, however, that if the following amounts have not been deducted from projected earnings in determining such EBITDA target, such amounts shall be deducted from such EBITDA target for purposes of determining Budgeted EBITDA, but only to the extent the same would reduce actual EBITDA: (i) the aggregate compensation expense charged to earnings during such fiscal year for fees paid to non-management members of the Board, and (ii) up to Two Hundred Thousand United States Dollars (U.S. $200,000) in rental payments for the Corporation's lease of offices at 1412 Broadway, New York, New York.

         6.   Employee Benefits.

                   (a) During the Term, the Executive shall receive coverage and/or benefits under any and all medical insurance, life insurance, long-term disability insurance and pension plans and other employee benefit plans of the Corporation generally made available to senior executives of the Corporation from time to time.

                   (b) During the Term, the Corporation shall provide (x) the Executive and members of his immediate family with (i) supplemental disability coverage and (ii) medical insurance for all medical costs and services incurred by the foregoing, including costs of dental, vision and custodial care, and (y) the Executive with the services of an automobile selected by him and a driver for his use, all of the foregoing coverages and benefits to be substantially equivalent to those currently provided to the Executive by the Division.

                  (c) The Executive shall be entitled to paid vacations (taken consecutively or in segments), in accordance with the standard vacation policy of the Corporation for senior executives, but in no event less than five weeks each calendar year during the Term.

         Such vacations shall be taken at times consistent with the effective discharge of the Executive's duties.

                   (d) During the Term, the Executive shall be accorded office facilities and secretarial assistance commensurate with his position as Chief Executive Officer of the Corporation and adequate for the performance of his duties hereunder.


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         7. Termination - Death or Disability.

                  (a) In the event of the termination of the Executive's employment because of the death of the Executive during the Term, the Corporation shall pay to any one or more beneficiaries designated by the Executive pursuant to notice to the Corporation, or, failing such designation, to the Executive's estate, (i) the unpaid Base Salary owing to the Employee through the end of the month of his death, in a lump sum within five business days after his death, and (ii) a bonus for the year in which such termination occurs, equal to the bonus (if any) that would have been paid for such year if no such termination had occurred, times a fraction, the numerator of which is the number of months in such year through the end of the month in which such termination occurs, and the denominator of which is twelve (such bonus to be computed and paid at the time and in the manner specified in Section 5).

                  (b) In the event that Executive shall become Disabled (as hereinafter defined), the Corporation shall have the right to terminate the Executive's employment hereunder by giving him written notice of such termination. Upon receipt of such notice, the Executive's employment hereunder shall terminate. In the event of such termination, the Corporation shall pay to the Executive (i) the unpaid Base Salary owing to the Executive through the end of the month of such termination, in a lump sum within five business days of such termination, and (ii) a bonus for the year in which such termination occurs, equal to the bonus (if any) that would have been paid for such year if no such termination had occurred, times a fraction, the numerator of which is the number of months in such year through the end of the month in which such termination occurs, and the denominator of which is twelve (such bonus to be computed and paid at the time and in the manner specified in Section 5). For the purposes hereof, "Disabled" shall mean, with respect to the Executive, being physically or mentally disabled, whether totally or partially, so that he is substantially unable to perform his services hereunder for a consecutive period of more than six months or for shorter periods aggregating six months during any twelve-month period.

            8. Termination for Cause by Corporation.

                   (a) The Executive's employment hereunder may be terminated by the Corporation for Cause (as defined in Section 8(b)) upon compliance with the provisions of Section 8(c). In the event that Executive's employment hereunder shall validly be terminated by the Corporation for Cause pursuant to this
Section 8(a), the Corporation shall promptly pay accrued but unpaid Base Salary and reimburse or pay any other accrued but unpaid amounts due under Sections 6 and 12 hereof as of the date of termination, and thereafter shall have no further obligations under this Agreement, provided that if the Executive's employment is terminated by the Corporation for cause by reason of Section 8(b)(iii), the Corporation shall also pay the Executive his bonus (if any) that would have been paid for the fiscal year in which such termination occurs, as if no such termination had occurred (such bonus to be computed and paid at the time and in the manner specified in Section 5).

                  Upon termination of the Executive's employment hereunder for Cause, the Executive shall nonetheless remain bound by the obligations provided for in Sections 10 and 11 hereof.


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                  (b) For the purposes hereof, "Cause" shall mean (i) conviction by the Executive of a felony, (ii) perpetration by the Executive of (x) an illegal act which causes significant economic injury to the Corporation or (y) a common law fraud against the Corporation, or (iii) willful violation by the Executive of a specific written direction from the Corporation's Board of Directors concerning one or more matters material to the Corporation's business and not within the Executive's purview as set forth in the penultimate sentence of Section 3(a) ("Material Insubordination").

                  (c) Termination for Cause shall be effected only by action of a majority of the Directors of the Corporation then in office (excluding the Executive) at a meeting duly called and held upon at least ten days' prior written notice to the Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting the Executive and his counsel were entitled to be present and given reasonable opportunity to be heard). In the event of a dispute between the Executive and the Corporation as to whether Material Insubordination has occurred, such dispute shall be subject to arbitration in accordance with Section 23.

            9. Termination for Good Reason by the Executive; Severance Payment.

                   (a) The Executive's employment hereunder may be terminated by the Executive for Good Reason (as hereinafter defined) by providing written notice to the Corporation to such effect (such termination to be effective on the date specified in such notice, which date shall not be more than sixty (60) days nor less than thirty (30) days after date of such notice).

                   (b)  For  the  purposes  hereof,   "Good  Reason"  means  the
continuation of any of the following events for more than ten (10) days after the Corporation's receipt from the Executive of written notice thereof:

                           (i) the  Executive  shall fail to be  re-elected as a
Director of the Corporation and as Chairman of the Board and Chairman of the Executive Committee of the Board (if any) or shall be removed from any such positions or from the position of Chief Executive Officer at any time during the Term hereof (other than fr Cause), any designee or observer of the Executive pursuant to Section 3(b) shall fail to be re-elected or shall be removed as a Director or observer during the Term, or the size of the Board of Directors shall be expanded and the Executive shall not be given reasonable opportunity to designate one or more additional Directors such that the Executive and all Directors designated by the Executive shall comprise at least 28% of the membership of the Board;


                           (ii) the  Executive  shall fail to be vested with the
powers and authority of Chief Executive Officer of the Corporation as described in Section 3(a), or the powers and authority of such position or his responsibilities with respect thereto shall be diminished in any material respect;

                           (iii)  the  Executive  shall  have  assigned  to  him
without his express written consent any duties, functions, authority or responsibilities that are inconsistent with the Executive's positions described in Section 3;


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                           (iv) the Executive's principal place of employment is
changed to a location more than twenty-five miles from the prior location without the Executive's prior written consent;

                           (v)  any  material  failure  by  the  Corporation  to
fulfill any of its obligations under this Agreement, including, without limitation, the failure to make any material payment required to be made by the Corporation pursuant to Section 4 or 5 within five (5) business days after the date such payment is required to be made;

                           (vi) any purported  termination by the Corporation of
the Executive's employment otherwise than as expressly permitted by, and in compliance with all conditions and procedures of, this Agreement;

                           (vii) the  Corporation  shall fail to comply with the
provisions of Section 13 or 18(a);

                           (viii)  there  shall  occur a Change of  Control  (as
defined in the Indenture dated as of June 4, 1997 (the "Indenture") among the Corporation and IBJ Schroder Bank & Trust Company, as Trustee), other than a Change of Control in connection with, or resulting in whole or part from, the acquisition by the Executive or any Affiliate (as defined in the Indenture) of the Executive of "beneficial ownership" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of shares of capital stock of the Corporation;

                           (ix)  without  the  Executive's   consent,   (i)  the
Corporation shall sell substantially all of its assets to, or merge or consolidate with, any other person or entity (other than a subsidiary of the Corporation) or (ii) the Corporation's charter or bylaws shall be materially amended; or

                           (x) the shareholders of the Corporation shall fail to
approve, at or before the earlier of the Corporation's first annual meeting of shareholders following the Effective Date and June 15, 1998, the Sassco Fashions Ltd. 1997 Stock Option Plan in the form adopted by the Board, to the extent that such approval is required pursuant to Section 1 of the form of Stock Option Agreement attached as Annex A to Schedule I of such Stock Option Plan.

                  (c) If at any time (i) the Executive terminates his employment for Good Reason (other than on the grounds of Section 8(b)(viii)) or (ii) the Corporation terminates the Executive's employment without Cause, then the Corporation shall pay to the Executive, in lieu of any other amounts that might otherwise have been payable hereunder (other than pursuant to Sections 6 and 12), an amount (the "Severance Amount") equal to the discounted present value as of the date of termination (using a discount factor of 10% per annum) of the aggregate amount which would have been payable to the Executive had he continued to be employed by the Corporation as Base Salary through the end of the Term (at the rate in effect as of the date of termination), which amount shall be payable within ten days following such termination, provided that if the Executive terminates his employment for Good Reason solely on the grounds of Section 8(b)(viii), then the Corporation shall pay to the Executive within ten days following such termination, in lieu of any other amounts that might otherwise have been payable hereunder (other than pursuant to Sections 6 and 12), 57% of the Severance Amount.


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



         10. Confidential Information. In addition to any other confidentiality obligation the Executive may have to the Corporation, from and after the date hereof the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, any and all confidential information relating to the Corporation and its subsidiaries, including, without limitation, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, designs, and, except in connection with the performance of his duties hereunder, he shall not disclose any such information to anyone outside the Corporation and any of its subsidiaries, except as required by law (provided prior written notice thereof is given by the Executive to the Corporation) or except with the Corporation's prior written consent, unless such information is known generally to the public or the trade through sources other than the Executive's unauthorized disclosure.

         11. Competitive Activity. The Executive acknowledges that the Corporation and its subsidiaries do business in many places in the world, and that the knowledge and relationships of the Executive with, among others, customers and suppliers to the Corporation and its subsidiaries are an important asset of the Corporation. Accordingly, the Executive agrees that during his employment hereunder, and, following a termination of his employment other than termination by the Executive for Good Reason or by the Corporation without Cause, for the balance (if any) of the original Term, the Executive shall not, without the prior consent of the Board (i) directly or indirectly, engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business wherever located in the world engaged in the manufacture, distribution, design marketing or sale of women's apparel or (ii) induce or attempt to persuade any employee of the Corporation or of any subsidiary of the Corporation, or any person who was employed by the Corporation or any subsidiary of the Corporation within the preceding six months, to leave the employ of the Corporation or any subsidiary of the Corporation (but the foregoing shall not be deemed to prevent the Executive in his capacity as Chief Executive Officer of the Corporation from hiring or dismissing any employee of the Corporation or any subsidiary for the benefit of the Corporation).

         Nothing in this Section shall prohibit the Executive from acquiring or holding not more than five percent of any class of publicly traded securities of any business.



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         12.  Expenses.

                   (a) The Corporation shall reimburse the Executive for all reasonable, ordinary and necessary expenses incurred by the Executive in the performance of the Executive's duties hereunder; provided, however, that the Executive accounts to the Corporation for such expenses in the manner customarily prescribed by the Corporation for its senior executives.

                   (b) Promptly following the Effective Date, the Corporation shall pay the Executive $200,000 as a liquidated payment to cover the reasonable legal and other fees and expenses incurred by the Executive in connection with the negotiation, execution and delivery of this Agreement and other prior matters concerning the Corporation.

         13. Directors' and Officers' Insurance; Indemnification. Within 30 days after the execution and delivery hereof, the Executive shall be provided with directors' and officers' insurance in connection with his employment hereunder and service as a director as contemplated hereby with such coverage (including with respect to unpaid wages and taxes not remitted when done) as shall be reasonably satisfactory to the Executive and with aggregate limits of liability for all covered officers and directors of not less than $10,000,000, and the Corporation shall maintain such insurance in effect for the period of the Executive's employment hereunder and for not less than five years thereafter; provided, however, that in the event that the Corporation shall not obtain such insurance, it shall provide or cause the Executive to be provided with indemnity (or a combination of indemnity and directors' and officers' insurance) in connection with his employment hereunder with substantially equivalent coverage and amounts, and the Corporation shall maintain such indemnity (or combination of indemnity and directors' and officers' insurance) or cause such indemnity (or such combination) to be maintained for the period of the Executive's employment hereunder and for not less than five years thereafter.

         14. No Duty to Mitigate. The Executive shall have no duty to mitigate the Severance Amount or any other amounts payable to him hereunder and such amounts shall not be subject to reduction for any compensation received by the Executive from employment in any capacity or other source following the termination of Executive's employment with the Corporation and its subsidiaries.

         15. Prior Agreements; Amendments; No Waiver. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof.

         16. Survival of Provisions. The provisions of Sections 10 and 11 shall survive the termination or expiration of this Agreement as provided therein. Such provisions are unique and extraordinary, which give them a value peculiar to the Corporation, and cannot be reasonably or adequately


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compensated in damages for its loss. Accordingly, any breach by the Executive of such provisions will cause the Corporation irreparable injury and damage. Therefore, the Corporation, in addition to all other remedies available to i, shall be entitled to injunctive and other available equitable relief in any court of competent jurisdiction to prevent or otherwise restrain a breach of such provisions for the purposes of enforcing such provisions.

         17. Withholding. The Corporation shall be entitled to withhold from any and all amounts payable to the Executive hereunder such amounts as may from time to time be required to be withheld pursuant to applicable tax laws and regulations.

         18.  Succession, Assignability and Binding Effect.

                  (a) The Corporation will require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall constitute "Good Reason" for resignation by the Executive.

                  (b) This Agreement shall inure to the benefit of and shall be binding upon the Corporation and its successors and permitted assigns and upon the Executive and his heirs, executors, legal representatives, successors and permitted assigns. However, without prejudice to the rights of the Corporation under Section 18(a), neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect.

         19. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

         20. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or, if sent by registered or certified mail, upon receipt, to the other party at his or its address set forth at the beginning of this Agreement or at such other address as such other party may designate in conformity with the foregoing.

         21. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly in that state, without giving effect to the principles thereof relating to the conflict of laws.



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         22. Legal Fees and Expenses.  In order to induce the Executive to enter into this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement, the Corporation shall pay and be solely responsible for any attorneys' fees and expenses and court costs incurred by the Executive as a result of the failure by the Corporation to perform this Agreement or any provision hereof to be performed by it or in connection with any action which may be brought, by or in the name or for the benefit of the Corporation or any subsidiary contesting the validity or enforceability of this Agreement or any provision hereof to be performed by the Corporation, which action shall have been dismissed by a final, non-appealable court order.

         23. Arbitration.

                  (a) Disputes Subject to Arbitration. In the event that the Corporation terminates the Executive's employment on the grounds set forth in
Section 8(b)(iii), the Corporation and the Executive mutually consent to the resolution by arbitration of any dispute between the Corporation and the Executive as to whether Material Insubordination has occurred (a "Dispute"). Unless the Corporation and the Executive otherwise agree, no other disputes, issues, claims or controversies arising out of the Executive's employment (or its termination), or any other matter whatsoever, shall be submitted to or resolved by arbitration.

                  (b) Arbitration Procedures. (i) The Corporation and the Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then current National Rules for the Resolution of Employment Disputes Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (the "Arbitrator"). The arbitration shall take place in or near the city in the Executive is or was last employed by the Corporation.

                           (ii) The Arbitrator shall be selected as follows. The
AAA shall give each party a list of 11 arbitrators drawn from its panel of labor and employment arbitrators.

                           Each side may  strike  all names on the list it deems
unacceptable. If only one common name remains on the lists of all parties said individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternatively until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish an additional list and the parties shall alternate striking names on such second list until an arbitrator is selected.

                           (iii) The Arbitrator shall apply the law of the state
of New York applicable to contracts made and to be performed wholly in that state (without giving effect to the principles thereof relating to conflicts of law). The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or formation of the term "Material Insubordination". The Arbitrator shall render a decision within thirty days of the date upon which the Arbitrator is selected pursuant to


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



Section 23(b)(ii), which decision shall be final and binding upon the parties. In the event that the Arbitrator decides that Material Insubordination has (x) occurred, then the Executive's employment shall be deemed to have been terminated for Cause pursuant to Section 8(a) or (y) not occurred, then the Executive's employment shall be deemed to have been terminated without Cause pursuant to Section 9(c).

                           (iv) The Arbitrator  shall have  jurisdiction to hear
and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such notions under the Federal Rules of Civil Procedure.

                           (v) Either party, at its expense, may arrange for and
pay the costs of a court reporter to provide a stenographic report of proceedings.

                           (vi)  Either  party,  upon  request  at the  close of
hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

                           (vii)  Either  party may bring an action in any court
of competent jurisdiction to compel arbitration under this Section 23. Except as otherwise provided in this Section 23, both the Corporation and the Executive agree that neither such party shall initiate or prosecute any lawsuit or administrative action in any way related to any Dispute covered by this Section 23.

                           (viii) The arbitrator  shall render an opinion in the
form typically rendered in labor arbitrations.

                  (c) Arbitration Fees and Costs. The Corporation and the Executive shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of hearing. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys' fees, the Arbitrator may award reasonable fees to the prevailing party.

                  (d) Opportunity to Review. The Executive acknowledge that he has been given the opportunity to discuss this Agreement, including this Section 23, with his private legal counsel and has availed himself of that opportunity to the extent he wishes to do so.

                  (e) Law Governing. The parties agree that the arbitration provisions set forth in this Section 23 will be governed by the Federal Arbitration Act, 9 U.S.C. 1-16, ("FAA"). The parties further agree that all Disputes, whether arising under state or federal law, will be subject to the FAA, notwithstanding any state or local laws to the contrary.



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


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                    SASSCO FASHIONS, LTD.


                                    By:
                                        ---------------------------
                                         Name:
                                         Title



                                       /s/ ARTHUR S. LEVINE
                                    -------------------------------
                                       ARTHUR S. LEVINE








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